Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2013 (August 9, 2013 as to the retrospective presentation of discontinued operations discussed in Note 1 and Note 20, and the retrospective adoption of a change in disclosure of offsetting assets and liabilities discussed in Note 1 and Note 6), relating to the financial statements and financial statement schedules of The Hartford Financial Services Group, Inc. and subsidiaries (collectively “the Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective adjustment of the accompanying consolidated financial statements and financial statement schedules for the Company’s adoption of a change in accounting for costs associated with acquiring or renewing insurance contracts, the retrospective presentation of discontinued operations, and the retrospective adoption of a change in disclosure of offsetting assets and liabilities), which appears in the Current Report on Form 8-K filed on August 9, 2013, our report, dated March 1, 2013, on the effectiveness of the Company’s internal control over financial reporting, which appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Hartford, CT

August 9, 2013